Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Garden Stage Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.0001 per share	Rule 457(c)	1,750,000	(4)	$7.115	$12,451,250	$0.00014760	$1837.80
Fees Previously Paid	-	-	-	-		-	-	-	-

	Total Offering Amounts						$12,451,250		$1837.80
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1837.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Ordinary Shares (or Ordinary Shares) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($7.14 and $7.09, respectively) of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on August 6, 2024.

(3)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholders.

(4)	All the Ordinary Shares are to be offered for resale by the Selling Shareholder named in the prospectus contained in this Registration Statement on Form F-1.